Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Media Contact:
Sabina Haskell
802.658.7351
shaskell@fairpoint.com

Investor Relations Contact:
Lee Newitt
704.344.8150
lnewitt@fairpoint.com

FairPoint Announces Agreement to Sell its Idaho Operations
to Blackfoot Telecommunications Group

CHARLOTTE, N.C. (November 28, 2012) - FairPoint Communications, Inc. (NasdaqCM: FRP) announced today that it has entered into an agreement to sell the capital stock of its Idaho-based operations to Blackfoot Telecommunications Group of Missoula, Montana, for $30 million in cash.

FairPoint's Idaho properties serve more than 5,000 residential and business customers in eastern Idaho. On an annual basis, the properties contribute approximately $8 million in revenue, approximately $5 million in EBITDA, with capital expenditures of approximately $1 million.

“FairPoint's operations in Idaho are ideally suited for Blackfoot Telecommunications Group,” said Ajay Sabherwal, executive vice president and chief financial officer. “We believe that the resulting reduction of debt arising from this transaction enhances shareholder value.”

Blackfoot Telecommunications Group traces its origins to the founding of the Blackfoot Telephone Cooperative in 1954, and through its various organizations delivers telecommunications services to more than 20,000 customers in western Montana and Idaho.

The transaction is expected to close in early 2013, subject to state and federal regulatory approvals. Eleven FairPoint employees will be joining the Blackfoot organization at closing.

About FairPoint Communications, Inc.
FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 18 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com. You can also connect with FairPoint on Twitter (http://www.twitter.com/fairpoint) and Facebook (http://www.facebook.com/myfairpoint).

About Blackfoot Telecommunications Group
Blackfoot Telecommunications Group (Blackfoot) offers advanced telecommunications solutions to customers in Missoula and throughout Montana and Idaho including voice, data, IT and security services. Blackfoot's fiber optic network expands through 6,500-square-miles of Western Montana. Named after the Blackfoot River running through much of the territory it serves, Blackfoot was originally established in 1954 as Blackfoot Telephone Cooperative and is headquartered in Missoula, Montana. Blackfoot can be reached at 406-541-5000 or at http://www.blackfoot.com.
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